UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Northfield Bancorp, Inc.
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April 28, 2010
Dear Fellow Stockholder:
     We cordially invite you to attend the 2010 Annual Meeting of Stockholders of Northfield Bancorp, Inc., the parent company of Northfield Bank. The Annual Meeting will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314, at 10:00 a.m., local time, on May 26, 2010.
     The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business expected to be transacted. During the Annual Meeting we also will report on the consolidated operations of Northfield Bancorp, Inc.
     The business to be conducted at the Annual Meeting includes the election of three directors and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.
     Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2009, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, please take a moment now to complete, sign, date, and return the proxy card in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely,

John W. Alexander
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
2010 ANNUAL MEETING OF STOCKHOLDERS
REVOCATION OF PROXIES
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE COMPENSATION
AUDIT-RELATED MATTERS
PROPOSAL I — ELECTION OF DIRECTORS
PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

NORTHFIELD BANCORP, INC.
1410 St. Georges Avenue
Avenel, New Jersey 07001
(732) 499-7200
NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2010
     Notice is hereby given that the 2010 Annual Meeting of Stockholders of Northfield Bancorp, Inc. will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314, at 10:00 a.m., local time, on May 26, 2010.
     A Proxy Card and a Proxy Statement for the Meeting are enclosed.
     The Meeting is for the purpose of considering and acting upon:
1.	The election of three directors;

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2010; and
such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.
     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on April 6, 2010, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.
     EVEN IF YOU DO PLAN TO ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE YOUR SHARES BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING, WITH THE CORPORATE SECRETARY OF NORTHFIELD BANCORP, INC., A WRITTEN REVOCATION, OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.
By Order of the Board of Directors

Madeline G. Frank
Senior Vice President, Corporate Secretary
Avenel, New Jersey
April 28, 2010
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement
NORTHFIELD BANCORP, INC.
1410 St. Georges Avenue
Avenel, New Jersey 07001
(732) 499-7200
2010 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2010
     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northfield Bancorp, Inc. to be used at the 2010 Annual Meeting of Stockholders of Northfield Bancorp, Inc. (the “Company”), which will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314, at 10:00 a.m., local time, on May 26, 2010, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 29, 2010.
REVOCATION OF PROXIES
     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to Northfield Bancorp, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.
     Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Northfield Bancorp, Inc., Madeline G. Frank, at the address shown above, or by returning a duly executed proxy bearing a later date by mail as described on your Proxy Card. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Corporate Secretary prior to the voting of such proxy.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
     Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on April 6, 2010, are entitled to one vote for each share then held. As of April 6, 2010, there were 43,716,587 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present. A list of such stockholders will be available for inspection at 1410 St. Georges Avenue, Avenel, New Jersey 07001 for 10 days prior to the annual meeting. The list will also be available at the annual meeting.
     As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.
     As to the ratification of KPMG LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for the ratification of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010. Shares as to which the “ABSTAIN” box has been selected on the proxy card will be counted as shares represented and entitled to vote and will have the same effect as a vote against the matter. Broker non-votes are not considered represented at the annual meeting and entitled to vote on the matter.

     Our management anticipates that Northfield Bancorp, MHC, our majority stockholder, will vote all of its shares in favor of all the matters set forth above. If Northfield Bancorp, MHC votes all of its shares in favor of each proposal, the approval of each proposal would be assured.
     Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of April 6, 2010, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership(1)	Outstanding
Northfield Bancorp, MHC 1731 Victory Boulevard Staten Island, New York 10314	24,641,684	56.37%

Northfield Bancorp, MHC, and all directors and executive officers of Northfield Bancorp, Inc. and Northfield Bank as a group (13 directors and executive officers)(2)	26,063,900	59.22%

Wellington Management Company, LLP(3)	2,509,532	5.74%

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Includes shares of common stock held by Northfield Bancorp, MHC, of which our directors are also trustees. Excluding shares of common stock held by Northfield Bancorp, MHC, directors and executive officers beneficially owned 1,422,216 shares of common stock, or 3.23% of the outstanding shares. To calculate ownership percentages, outstanding shares at April 6, 2010 have been increased by 297,620 shares representing options held by all directors and executive officers of Northfield Bancorp, Inc. that may be acquired within 60 days by exercising such options.

(3)	Ownership information is based on a Schedule 13F filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 12, 2010, with information as of December 31, 2009.
CORPORATE GOVERNANCE AND BOARD MATTERS
Board of Directors, Leadership Structure, Role in Risk Oversight, Meetings and Standing Committees
     Board of Directors. There are currently nine members of the Board of Directors:

John W. Alexander
John R. Bowen
Annette Catino
Gil Chapman
John P. Connors, Jr.
John J. DePierro
Susan Lamberti
Albert J. Regen
Patrick E. Scura, Jr.
     Stanley A. Applebaum, upon reaching the mandatory retirement age of the Company’s Bylaws, retired from the Board of Directors on May 27, 2009, and was granted emeritus status.
     The Board of Directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence as set forth in the listing requirements for Nasdaq securities. The Board of Directors has determined that each of the following non-employee Directors is independent of Northfield Bancorp, Inc.:

John R. Bowen
Annette Catino
Gil Chapman
John J. DePierro
Susan Lamberti
Albert J. Regen
Patrick E. Scura, Jr.

     Although a majority of our directors are currently independent, we are a “Controlled Company” because Northfield Bancorp, MHC owns a majority of our outstanding shares of common stock and therefore under the Nasdaq’s “Controlled Company” exemption, we are not required to meet the independence requirements with respect to having a majority of independent directors on our Board of Directors.
     Leadership Structure. The Board of Directors does not have a policy regarding the separation of the offices of Chairman and Chief Executive Officer. The Nominating and Corporate Governance Committee and the Board of Directors periodically review the functioning of the Board, including an assessment of its effectiveness, and the ability of directors to have introduced for Board discussion, topics of interest or concern. The Board of Directors believes that it should maintain the flexibility to select the Chairman, and its Board leadership structure, based upon its operating needs and its assessment of what is in the best interest of the Company and its stockholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Alexander serving as both. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is an effective corporate governance structure for the Company at this time. Mr. Alexander’s combined roles effectively utilize his extensive experience and knowledge regarding the Company and the financial services industry, allowing him to lead Board discussions regarding the Company’s business, its strategy, and its risks, as well as providing unified leadership for the Company.
     The Board of Directors also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to the Board maintaining a majority of independent directors and independent Nominating and Corporate Governance, Compensation, and Audit committees, the Board also has designated the position of Lead Independent Director. The Board of Directors believes that the Lead Independent Director structure provides the same independent leadership, oversight, and benefits for the Company and the Board, which would be provided by an independent Chairman. Our Corporate Governance Principles provide that a majority of the independent directors will appoint the Lead Independent Director. Currently, Mr. John J. DePierro serves as the Board’s Lead Independent Director. The Lead Independent Director also serves as Chairman of the Nominating and Corporate Governance Committee. The independent directors also approved a Lead Independent Director Charter delineating the role and responsibilities of the Lead Director, which include the following:
•	promote open and effective communications among the non-management members of the Board of Directors and between non-management Directors and the management of the Company, including in particular the Chairman and Chief Executive Officer. The role of the Lead Director is also to facilitate and promote the Board’s strength and independence;

•	convene and chair executive sessions of the non-management and independent directors at least twice annually and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the Chief Executive Officer;

•	coordinate and develop the agenda for and chair executive sessions of the non-management, and independent directors;

•	coordinate feedback to the Chief Executive Officer on behalf of non-management and independent directors regarding business issues and management;

•	coordinate and develop with the Chairman of the Board the agendas for meetings of the Board and informational needs associated with those agendas and presentations;

•	discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee;

•	convey to the Chief Executive Officer, together with the Chairman of the Compensation Committee, the results of the Chief Executive Officer’s performance evaluation;

•	identify and develop with the Chairman of the Board and the Nominating and Corporate Governance Committee, the Board’s compositional needs and criteria for director candidates; and

•	coordinate with legal counsel responses to questions and/or concerns from stockholders or other interested parties that were communicated or addressed to the Company’s non-management directors;

•	perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management Directors, or by the Chairman of the Board.
     Role in Risk Oversight. The Board of Directors fulfills its risk oversight role primarily through its Risk Committee, and it’s five other standing committees. The Risk Committee (previously titled the Asset Liability Committee) has responsibility for enterprise-wide risk management and determining that significant risks of the Company are monitored by the Board of Directors or one of its standing committees. In addition, the Risk Committee reviews new products and services proposed to be implemented by management to determine that appropriate risk identification has occurred; controls are considered to mitigate identified risks to an acceptable level, and significant risks are monitored by one of the Board’s standing committees.
     Each Board committee and its chair work closely with management in overseeing risk and each committee receives reports and information regarding risk issues directly from management and, in some cases, the Risk Committee. Each of the Board’s committees is responsible for oversight of specific risks as outlined in each of its charters. In addition, director committee assignments are made with the intention of having directors serve on multiple committees to foster communications and synergies between committees, while reducing redundancies and inefficiencies.
     The Board periodically receives reports and information about the Company’s enterprise-wide risk management program directly from management. The chair of each committee makes periodic reports to the Board of Directors regarding significant activities and actions of their committee, including activities related to risk monitoring and oversight. The reports are discussed and accepted by the Board of Directors, with specific approvals provided for certain actions of the committees.
     Meetings. The business of Northfield Bancorp, Inc. is conducted at regular and special meetings of the Board and its standing committees. During the year ended December 31, 2009 the Board of Directors met 12 times, consisting of 11 regular monthly meetings, and one annual reorganization meeting. In addition, the Board of Directors, and its committees will meet for training purposes, and occasionally hold conference calls to finalize or update topics discussed at its regular meetings. Independent directors meet in executive sessions, no less than twice a year.
     No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which she or he has been a director); and (ii) the total number of meetings held by all committees of the Board on which she or he served (during the periods that she or he served).
     Standing Committees. The Company has six standing committees of the Board consisting of the Nominating and Corporate Governance, Audit, Compensation, Risk, Loan, and Compliance.
     The duties and responsibilities of the Board’s standing committees are as follows:
     The Nominating and Corporate Governance Committee consists of Directors DePierro, who serves as Chairman, Catino, and Lamberti. Each member of the Nominating and Corporate Governance Committee is considered “independent” as set forth in the listing requirements for Nasdaq securities. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available at our website at www.eNorthfield.com. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2009.
     The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in implementing policies and practices related to corporate governance, including:
•	reviewing and monitoring our compliance with our Corporate Governance Principles, Code of Conduct and Ethics for Employees, Officers and Directors, and Code of Conduct and Ethics for Senior Financial Officers;

•	periodically evaluating the size, composition, and independence of the Board of Directors (and its committees);

•	evaluating individuals to be considered for Board service;

•	recommending director nominees to the Board for the next annual meeting of stockholders;

•	overseeing the process to assess Board and committee effectiveness;

•	making recommendations to the Board with respect to committee assignments; and,

•	in consultation with the Compensation Committee, reviewing and recommending director compensation.
     The Audit Committee consists of Directors Scura, who serves as Chairman, Catino, Chapman, and Lamberti. Each member of the Audit Committee is “independent” as set forth in the listing requirements for Nasdaq securities and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Directors Scura and Catino each qualify as “audit committee financial experts” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Directors Scura and Catino is included in “Corporate Governance and Board Matters — Director and Director Nominee Evaluation Process.” Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.eNorthfield.com. The Audit Committee met nine times during the year ended December 31, 2009.
     The duties and responsibilities of the Audit Committee include:
•	monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	monitoring and overseeing the independence and performance of our external auditors, internal auditors, and outsourced internal audit consultants;

•	facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.
     The Compensation Committee consists of Directors Catino, who serves as Chairman, Chapman, DePierro, and Scura. Each member of the Compensation Committee is “independent” as set forth in the listing requirements for Nasdaq securities. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available at our website at www.eNorthfield.com. The Compensation Committee met four times during the year ended December 31, 2009.
     The duties and responsibilities of the Compensation Committee include:
•	reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board the Chief Executive Officer’s compensation;

•	reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other executive management; and reviewing such officers’ performance in light of these goals and recommending to the Board such officers’ compensation based on this evaluation;

•	establishing and administering our equity based plans, and incentive cash compensation program for executive management;

•	reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our directors and to directors of our affiliates for their service on the Board;

•	reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for executive management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for executive management; and

•	reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider.
     The Risk Committee is responsible for monitoring the Company’s enterprise-wide risk management program as well as reviewing and monitoring interest rate and liquidity risks, strategic planning and capital deployment, annual budgeting, and asset quality (excluding loans). The Risk Committee met eight times during the year ended December 31, 2009.
     The Loan Committee’s responsibilities include annually reviewing and recommending for approval all of the Company’s policies related to lending; approving or rejecting loans meeting certain dollar criteria as described in loan policies; and monitoring loan quality, including concentrations. The Loan Committee was formed in January 2010.
     The Compliance Committee’s responsibilities include overseeing the Company’s compliance program, assessing the adequacy of compliance controls and internal compliance monitoring, assessing the effectiveness of management policies, procedures, and practices relating to compliance, and advising the Board of Directors as to the status of our compliance program and ongoing developments relating to compliance matters. The Compliance Committee met seven times during the year ended December 31, 2009.
Director and Director Nominee Evaluation Process
     The Nominating and Corporate Governance Committee evaluates our current business and strategic plan to determine both the number of directors, and qualifications necessary to properly execute upon the Board’s oversight role. The Committee considers, among other things, the annual self assessment performance results of the Board and its committees, the contributions of each Board member, published board composition survey data and relevant information pieces. The Committee also consults with its outside corporate and securities counsel, who is expert in corporate governance as part of this process.
     The Nominating and Corporate Governance Committee generally seeks to identify individuals who, at a minimum, satisfy the following criteria:
•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the ability to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	a commitment to the communities in which we operate and/or is actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to the Company and its stockholders; and

•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

     Specific characteristics that are highly valued by the Committee include relevant and timely experience (both professional and life experiences), commitment to ongoing training and personal development, and ability to promote the interests of the Company, which includes involvement in local business, community, and industry groups. The Committee recognizes that each director, and director nominee, is unique and that desired characteristics will be demonstrated at different levels by each individual. The Committee also considers the ability of individuals to work as part of a team to support the strategic initiatives of the Company and whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.
     The Committee does not have a formal policy or specific guidelines regarding diversity among Board members, and generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Committee recognizes that diversity in professional and life experiences may include consideration of gender, race, or national origin, in identifying individuals who possess the qualifications that the Committee believes are important to be represented on the Board.
     The Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board possessing skills and experience that are relevant to the current business and strategic direction of the Company, and who are willing to continue in service are first considered for re-nomination. The Committee evaluates the value of proven performance and continuity of service by existing members of the Board compared to that of obtaining a new perspective. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in identifying director nominees, if it so chooses.
     The following details include for each of the director nominees, and directors continuing in office, their name; age as of March 31, 2010; year in which they first became a director of the Company; year that their term expires; and their business experience for at least the past five years. None of the directors listed below currently serves as a director, or served as a director during the past five years, of a publicly-held entity (other than the Company); with the exception of Ms. Catino who currently serves on the board of directors of Middlesex Water Company, which is traded on the NASDAQ Stock Market, LLC under the symbol “MSEX.” The following also includes the particular experience, qualifications, attributes, or skills, considered by the Nominating and Corporate Governance Committee that led the Board to conclude that such person should serve as a director of the Company:

Name, Age,
Director Since,
Term Expiration	Experience, Qualifications, Attributes, Skills
DIRECTOR NOMINEES:

John R. Bowen, 69, director since 2003, term expires 2010	Business and Other Experience: Mr. Bowen has over 35 years of experience in all aspects of community banking, and retired as the Chief Executive Officer of Liberty Bank, in 2002.

Reasons why this person should serve as a director: Mr. Bowen has extensive knowledge of banking regulation and internal control, and has strong risk assessment and leadership skills. Mr. Bowen also has extensive experience in loan origination and monitoring. Mr. Bowen is a resident of New Jersey and is involved in local professional and community organizations including the Gateway Regional Chamber of Commerce, and as director on the Northfield Bank Foundation.

Name, Age,
Director Since,
Term Expiration	Experience, Qualifications, Attributes, Skills
Gil Chapman, 56, director since 2005, term expires 2010	Business Experience: Mr. Chapman has over 25 years of business experience, most recently owning and operating an automobile dealership in Staten Island, New York, which was sold in 2008.

Reasons why this person should serve as a director: Mr. Chapman has strong marketing, sales, and customer service assessment skills. Mr. Chapman also has significant experience in employee development and training. Mr. Chapman is a resident of New Jersey, and is involved in local professional and community organizations including the National Association of Corporate Directors and, as a former Staten Island Businessman, the Staten Island Economic Development Corporation, and the Staten Island Urban League.

John J. DePierro, 69, director since 1984, term expires 2010	Business Experience: Mr. DePierro has over 45 years of business experience in the healthcare industry. Mr. DePierro is currently a consultant to the healthcare industry and is a retired Chief Executive Officer of a major Staten Island health care system.

Reasons why this person should serve as a director: Mr. DePierro has strong leadership skills, and extensive knowledge of corporate governance, as well as knowledge of and relationships with many of the residents and businesses located in Staten Island, New York. Mr. DePierro is a resident of Staten Island, New York, and is involved in local professional and community organizations including directorships at the Seton Foundation for Learning, Mount Manresa Jesuit Retreat House, and the Northfield Bank Foundation.

DIRECTORS CONTINUING IN OFFICE:

John W. Alexander, 60, director since 1997, term expires 2011	Business Experience: Mr. Alexander joined Northfield Bank in 1997, and has served as Chairman of the Board and Chief Executive Officer since 1998 and Chairman of the Board of Northfield Bancorp, Inc. since 2002. Mr. Alexander was also named President of Northfield Bank and Northfield Bancorp, Inc. in October 2006.

Reasons why this person should serve as a director: Mr. Alexander is a former tax partner with a national accounting and auditing firm, specializing in bank taxation. Mr. Alexander is a registered certified public accountant, with strong analytical and leadership skills. Mr. Alexander resides in Staten Island, New York, and is involved in local professional and community organizations including the Staten Island University Hospital, the Staten Island Economic Development Corporation, and the Northfield Bank Foundation.

Name, Age,
Director Since,
Term Expiration	Experience, Qualifications, Attributes, Skills
Annette Catino, 53, director since 2003, term expires 2011	Business Experience: Since 1991 Ms. Catino has served as President and Chief Executive Officer of QualCare, Inc., Piscataway, New Jersey, a privately held company which is a managed care organization.

Reasons why this person should serve as a director: Ms. Catino has over 25 years of business experience in the healthcare industry. Ms. Catino has strong analytical and leadership skills and has extensive experience with healthcare, municipal, and state governmental entities. Ms. Catino also has the requisite qualifications to be designated as an audit committee financial expert under the SEC’s rules and regulations. Ms. Catino is a resident of New Jersey and is involved in local professional and community organizations including the Boards of Caucus Educational Corporation, the Val Skinner Foundation, and the Meridian Healthcare Perspective. She most recently served on Governor Christie’s transition committee on healthcare and was named by New Jersey Business as one of the top 50 most influential people in healthcare. In 2009, she received Monmouth University’s Distinguished Business Leadership Award for her civic and business leadership.

John P. Connors, Jr., 53, director since 2002, term expires 2011	Business Experience: Mr. Connors is the managing partner of the law firm of Connors & Connors, P.C., located in Staten Island, New York.

Reasons why this person should serve as a director: Mr. Connors has over 25 years of business experience as a practicing lawyer. Mr. Connors is admitted to practice in the state and federal courts of the States of New York and New Jersey and the District of Columbia. Mr. Connors has strong risk management skills, and in-depth knowledge of contract and professional liability law related to key areas of the Company’s operations. Mr. Connors also has knowledge of and relationships with many of the residents and businesses located in Staten Island, New York. Mr. Connors is a resident of Staten Island, and is involved in local professional and community organizations including the Richmond County Bar Association, Notre Dame Academy, The Heart Institute, and the Northfield Bank Foundation.

Susan Lamberti, 68, director since 2001, term expires 2012	Business Experience: Ms. Lamberti was an educator with the New York City public schools until her retirement in 2002.

Reasons why this person should serve as a director: Ms. Lamberti has over 30 years of experience in the New York City Public School system. Ms. Lamberti has strong training and development skills, and has extensive knowledge of and relationships with many residents and businesses located in Staten Island, New York. Ms. Lamberti is a resident of Staten Island, and is involved in local professional and community organizations including the National Association of Corporate Directors, Sisters of Charity Housing Development Fund Corporation, Service Auxiliary of Staten Island University Hospital, and the Northfield Bank Foundation.

Name, Age,
Director Since,
Term Expiration	Experience, Qualifications, Attributes, Skills
Albert J. Regen, 72, director since 1990, term expires 2012	Business Experience: Mr. Regen served as the President of Northfield Bank from 1990 until his retirement in September 2006.

Reasons why this person should serve as a director: Mr. Regen has over 30 years of experience in community banking. Mr. Regen has extensive knowledge in the treasury area as well as interest rate risk management. Mr. Regen is currently a resident of New Jersey and is a director of Northfield Bank Foundation. Mr. Regen was formerly a resident of Staten Island, New York and has extensive knowledge of and relationships with many of the residents and businesses located in Staten Island, New York.

Patrick E. Scura, Jr., 65, director since 2006, term expires 2012	Business Experience: Mr. Scura was an audit partner at KPMG LLP for 27 years, until his retirement in 2005.

Reasons why this person should serve as a director: Mr. Scura is a former audit partner with a national accounting and auditing firm, specializing in community banking. Mr. Scura has over 35 years of experience auditing public company financial institutions in New Jersey. Mr. Scura is a licensed certified public accountant, and has strong risk assessment, financial reporting, and internal control expertise. Mr. Scura also has extensive knowledge of and relationships with community banks in our market area. Mr. Scura has the requisite qualifications to be designated as an audit committee financial expert under the SEC’s rules and regulations. Mr. Scura resides in New Jersey, and is involved in local professional and community organizations including St. Peter’s College, and the American Institute of Certified Public Accountants.
Director Compensation
     Every three years, director compensation is reviewed in detail by the Compensation Committee, in consultation with the Nominating and Corporate Governance Committee. The Compensation Committee considers, among other things, the size and complexity of the Company, as well as the responsibilities, marketplace availability of necessary skill sets, and the time commitment necessary for the Board, its committees, and its committee chairs, to adequately discharge their oversight role and responsibilities. The Compensation Committee utilizes the assistance of a third-party compensation consultant, Pearl Meyer & Partners (PM&P), and available peer and survey data, regarding director compensation at other comparable financial institutions, as part of this process. For interim years between detailed reviews, the Compensation Committee reviews current market conditions and trends in director compensation in consultation with its third-party compensation consultant. The 2010 year is the scheduled year for the Compensation Committee to perform its detailed review of director (and executive) compensation.
     In December 2008, the stockholders of the Company approved the Northfield Bancorp, Inc. 2008 Equity Incentive Plan. The objective of equity awards is to further align the interests of our employees and directors with those of other stockholders and reward sustained performance. In January 2009 the Compensation Committee granted equity awards to each director, consisting of 27,750 shares of restricted common stock, and 69,300 options to purchase shares of common stock at a price of $9.94 per share, representing the closing price of the Company’s common stock on the grant date. The equity awards vest in equal installments over a five-year period, commencing one year from the date of the grant.
     Prior to November 2007, the Company was a mutual organization and did not have equity compensation available to employees or directors. The Compensation Committee’s objectives in granting equity awards in January 2009 included further aligning the interests of directors with those of other stockholders of the Company, consistent with comparable peers that recently completed initial public offerings, and with organizations that were established stock companies. The Compensation Committee consulted with PM&P during this process.
     The following table sets forth the Director and committee fee structure for the Board and its standing committees (all of which were due and payable in cash) for the year ended December 31, 2009. Directors who are also employees of the Company receive no additional compensation for service as a director. Attendance fees, and one-fourth of any annual retainer, are paid on a quarterly basis, in arrears, unless a director elects to have such fees or a portion thereof, deferred under our non-qualified deferred compensation plan, described below.

	Board	Nominating and	Compensation	Audit
	of Directors	Corporate Governance	Committee	Committee
Annual Retainer	$30,000	—	—	—
Annual Retainer-Chair	—	$3,000	$4,000	$6,000
Per Meeting Attendance Fee	$1,250	$850	$850	$1,250
     All other committees of the Board receive, in cash, an $850 per meeting attendance fee and an annual committee chair retainer of $3,000. In addition, the Lead Independent Director receives an annual retainer of $3,000.
     The Company also pays directly or reimburses Directors for normal, customary, and necessary business expenses associated with relevant professional memberships, and participation in professional training seminars.
     The following table sets forth for the year ended December 31, 2009, certain information as to the total remuneration we paid our directors. Mr. Alexander does not receive separate compensation for his service as a director. The “Non-equity incentive plan compensation,” “Change in pension value and nonqualified deferred compensation earnings” and “All other compensation” columns have been omitted from the table because no director earned any compensation during the year ended December 31, 2009, of a type required to be disclosed in those columns.

	Fees earned or	Stock	Stock
	paid in cash(3)	Awards(4) (6)	Options(5) (6)	Total
Name	($)	($)	($)	($)
Stanley A. Applebaum (1)(2)	21,300	275,835	223,146	520,281
John R. Bowen	62,400	275,835	223,146	561,381
Annette Catino	66,600	275,835	223,146	565,581
Gil Chapman	66,400	275,835	223,146	565,381
John P. Connors, Jr. (1)	57,700	275,835	223,146	556,681
John J. DePierro	64,550	275,835	223,146	563,531
Susan Lamberti	60,450	275,835	223,146	559,431
Albert J. Regen	63,550	275,835	223,146	562,531
Patrick E. Scura, Jr.	74,950	275,835	223,146	573,931

(1)	During 2009, Messrs. Applebaum and Connors provided legal services to or for the benefit of Northfield Bank that are not included in the table above. See “Transactions With Certain Related Persons” for a discussion of fees received for legal services provided in 2009.

(2)	Mr. Applebaum retired and was granted emeritus status on May 27, 2009.

(3)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the calendar year, whether the director received payment of such amounts or elected to defer them.

(4)	Represents the aggregate grant date fair value of 27,750 shares of restricted stock of the Company awarded to each director on January 30, 2009, based upon a grant date stock price of $9.94 per share, which was the final reported sales price of the Company’s common stock on the date of the grant. The restricted stock awards vest in equal installments over a five-year period, commencing one year from the date of the grant.

(5)	Represents the aggregate grant date fair value of options to purchase 69,300 shares of Company common stock awarded to each director on January 30, 2009. The options vest in equal installments over a five-year period, commencing one year from the date of the grant and have an exercise price of $9.94 per share, which was the final reported sales price of the Company’s common stock on the date of the grant. The grant date fair value was $3.22 per option and was determined using the Black-Scholes method assuming an option’s average life of 6.5 years; 2.17% risk free rate of return; 35.33% volatility; and 1.61% dividend yield.

(6)	At December 31, 2009, each Director held 27,750 unvested shares of restricted stock, and 69,300 unvested stock options with an exercise price of $9.94 per share.

Transactions With Certain Related Persons
     Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Northfield Bank to our executive officers and directors in compliance with federal banking regulations.
     The aggregate amount of our outstanding loans to our executive officers and directors and their related entities was approximately $800,000 at December 31, 2009. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northfield Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their original terms at December 31, 2009, and were made in compliance with federal banking regulations.
     Other Transactions. Stanley A. Applebaum and John P. Connors, Jr. are practicing attorneys who perform legal work directly for or on behalf of Northfield Bank. During the year ended December 31, 2009, Mr. Applebaum and Mr. Connors received fees, either from Northfield Bank, or directly from our customers, in connection with transactions with Northfield Bank, in the amounts of approximately $140,000 and $31,400, respectively. The Board of Directors authorizes the appointment of Mr. Applebaum and Mr. Connors each year, and the Compensation Committee of the Board of Directors reviews a summary of the services performed and the total fees paid for services on an annual basis. All transactions with Mr. Applebaum and Mr. Connors are in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons.
Attendance at Annual Meetings of Stockholders
     Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that Directors will attend these meetings absent unavoidable scheduling conflicts. All Directors attended the 2009 Annual Meeting of Stockholders.
Codes of Conduct and Ethics
     We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our chief executive officer, chief financial officer, and controller. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.eNorthfield.com. Amendments to and waivers of the Code of Conduct and Ethics for Senior Financial Officers will be disclosed in the manner required by applicable law, rule, or listing standard.
     We also adopted a Code of Conduct and Ethics that is applicable to all employees, officers and directors which is available on our website at www.eNorthfield.com. Employees, officers, and directors acknowledge annually that they will comply with all aspects of the Code of Conduct and Ethics for Employees, Officers, and Directors.
Stockholder Communications
     Stockholder Proposals. In order to be eligible for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 1410 St. Georges Avenue, Avenel, New Jersey 07001, no later than December 29, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
     Advanced Notice of Business to be Conducted at an Annual Meeting of Stockholders. Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not later than 30 days in advance of such meeting, subject to certain exceptions) by the Corporate Secretary of Northfield Bancorp, Inc.

     Nothing in this proxy statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.
     The 2011 annual meeting of stockholders is expected to be held May 25, 2011. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be received by the Corporate Secretary by April 25, 2011. If notice is received after April 25, 2011, it will be considered untimely, and we will not be required to present the matter at the stockholders’ meeting.
     Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for Director by writing to us at 1410 St. Georges Avenue, Avenel, New Jersey 07001, Attention: Corporate Secretary. The Corporate Secretary must receive a submission for consideration for the 2011 Annual Meeting of Stockholders no later than November 29, 2010.
     The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

•	the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Northfield Bancorp, Inc. and its affiliates;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Northfield Bancorp, Inc. or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
     A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.
     Stockholder Communications with the Board. A stockholder of Northfield Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 1410 St. Georges Avenue, Avenel, New Jersey 07001, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:
•	forward the communication to the director or directors to whom it is addressed; or

•	attempt to handle the inquiry directly, or forward the communication for response by another employee of Northfield Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our Director of Corporate Governance; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.
     The Corporate Secretary will make those communications that were not forwarded available to the Directors on request.
Executive Officers who are not Directors
     The business experience for the past five years of each of our executive officers other than Mr. Alexander is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years.
     Kenneth J. Doherty joined Northfield Bank in 1988, and currently serves as Executive Vice President and Chief Lending Officer.
     Madeline G. Frank joined Northfield Bank in 1983 and has served as Director of Human Resources of Northfield Bank since that time. Ms. Frank also serves as Corporate Secretary for Northfield Bancorp, Inc. and Northfield Bank.
     Steven M. Klein joined Northfield Bancorp, Inc. and Northfield Bank in March 2005 as Executive Vice President and Chief Financial Officer. Mr. Klein is a licensed certified public accountant in the State of New Jersey, and a member of the American Institute of Certified Public Accountants.
     Michael J. Widmer joined Northfield Bank in 2002 and currently serves as Executive Vice President, Operations.
Equity Compensation Plans Approved by Stockholders
     The Company does not have any equity compensation program that was not approved by stockholders, other than its employee stock ownership plan.
     Set forth below is certain information as of December 31, 2009 regarding equity compensation plans that have been approved by stockholders.

	Number of
	securities to be		Number of
	issued upon		securities
	exercise of	Weighted	remaining
	outstanding	average	available for
	options and	exercise price(1)	issuance under
Equity compensation plans approved by stockholders	rights	($)	the plan(2)
2008 Equity Incentive Plan:
Restricted Stock	825,150	N/A	52,989
Stock Options/Stock Appreciation Rights	2,083,400	9.94	111,949

Total	2,908,550	N/A	164,938

(1)	Exercise price relates only to stock options that were issued with tandem stock appreciation rights.

(2)	The 2008 Equity Incentive Plan permits the Compensation Committee of the Board to award, at its discretion, the remaining securities available for issuance under the plan entirely in stock options and/or stock appreciation rights.

EXECUTIVE COMPENSATION
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement. The members of the Compensation Committee are: Annette Catino, who serves as Chairman; Gil Chapman; John J. DePierro; and Patrick E. Scura, Jr.
Compensation Discussion and Analysis
     Persons Covered. This discussion and analysis addresses compensation for 2009 for the following executive officers: John W. Alexander, Chairman, President and Chief Executive Officer; Steven M. Klein, Executive Vice President and Chief Financial Officer; Kenneth J. Doherty, Executive Vice President and Chief Lending Officer; Michael J. Widmer, Executive Vice President of Operations; and Madeline G. Frank, Senior Vice President and Corporate Secretary. These five executives are referred to in this discussion as the “Named Executive Officers.”
     Executive Summary. Prior to completing our initial public offering in November 2007, we were wholly-owned by our mutual holding company. As a mutually owned company, our compensation programs were, by nature, limited, and consisted primarily of base salary and annual cash incentive compensation.
     The key components of the Company’s compensation program continue to evolve and are being designed, augmented and modified, as appropriate, to ensure that we attract and retain superior financial services executive talent, and reward sustainable performance. We strive to create a compensation program that provides balance between shorter-term and longer-term performance, fixed and performance-based compensation, and cash and equity compensation. A primary objective of our current compensation program is to align the interests of our executives with those of our stockholders. Our 2009 compensation program included competitively benchmarked base salaries, a formal annual cash incentive compensation program directly linked to, among other things, the Company’s strategic objectives, and beginning in January 2009, an equity incentive plan. Notwithstanding unprecedented challenges in national and global economies and financial markets, the Company’s financial performance in 2009 continued to exceed its peers. The Company has remained committed to its disciplined and balanced approach to providing community banking services and utilizes the same philosophy in designing a compensation program that is consistent with effective risk management.
     Role of the Compensation Committee. The Compensation Committee of the Board of Directors is responsible for overseeing and approving, subject to ratification by the Board of Directors, the compensation of the Named Executive Officers, including the Chief Executive Officer. As part of these duties, the Committee administers the Company’s cash and equity incentive compensation plans and conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of the other Named Executive Officers. The Board of Directors has ultimate authority to ratify the compensation of all Named Executive Officers, including the Chief Executive Officer.
     The Compensation Committee also reviews, oversees, and approves the management and implementation of Northfield Bank’s employee benefit plans. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.
     The Compensation Committee consists of four Directors, all of whom are “independent” as set forth in the listing requirements for Nasdaq securities. The Nominating and Corporate Governance Committee of the Board of Directors evaluates the independence of Committee members at least annually, using the standards contained in Nasdaq listing requirements. This evaluation, and the determination that each member of the Committee is independent, was made most recently in March 2010.
     Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the Chief Executive Officer, the Chief Financial Officer, and the Director of Human Resources. Executives provide the Compensation Committee with input regarding employee compensation philosophy, processes, and decisions for employees other than Named Executive Officers. This communication assists in the design and alignment of compensation programs throughout the Company. In addition to providing factual information such as Company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. The Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year. At the request of the Compensation Committee, the Chief Financial Officer communicates directly with third-party consultants, providing third-party consultants with Company-specific data and information, and assisting in the evaluation of the estimated financial effect regarding any proposed changes to the various components of compensation.
     Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The Chief Executive Officer and Chief Financial Officer do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined. In addition, the Compensation Committee meets in executive session as appropriate.
     Use of Consultants. The Compensation Committee periodically engages an independent compensation consultant to assist it in the compensation process for Named Executive Officers. The consultant is retained by and reports directly to the Compensation Committee. The Compensation Committee places no restrictions on the consultant within the scope of contracted services and such consultant is not engaged by management for any purpose. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides proxy statement and survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary, equity awards, and cash incentives from the comparison group proxy statement and survey data.
     For 2009, the Compensation Committee engaged PM&P, an independent compensation consulting firm, as its advisor on executive and Board compensation matters. During 2009, PM&P assisted the Compensation Committee in making equity award recommendations for Directors, Named Executive Officers, and other employees under the Company’s 2008 Equity Incentive Plan, as well as provided support in the development of the 2009 cash incentive plan. In addition, PM&P performed a market update on executive compensation data it prepared as part of the Compensation Committee’s comprehensive review conducted in 2007 for Named Executive Officers. Although the Committee undertakes a comprehensive assessment every three years, it utilizes PM&P to provide ongoing market trends and guidance for pay structures each year.
     Compensation Objectives and Philosophy. The overall objectives of the Company’s compensation program are to retain, motivate, and reward employees and officers (including the Named Executive Officers) for sustained performance, and to provide competitive compensation to attract talent to the Company. The methods used to achieve these goals for Named Executive Officers are influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each Named Executive Officer’s individual performance in achieving both financial and non-financial corporate goals.
     Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of banking and our business. The creation of long-term value is highly dependent on the development and effective execution of our business strategy by our executive officers.
     Factors that influence the design of our executive compensation program include, among other things, the items listed below.
•	We operate in a highly regulated industry, and we value industry-specific experience that promotes the safe and sound operation of Northfield Bank.

•	We value executives with sufficient experience in our markets relating to the behavior of our customers, products, and investments in various phases of the economic cycle.
•	We operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts appropriately to change.

•	We value the retention and development of performing incumbent executives. Recruitment of executives can have substantial monetary costs, unpredictable outcomes, and a disruptive effect on our operations.
     Our 2009 compensation program for our Named Executive Officers includes three key components. The first component is base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards of the position held. The second component is an annual cash incentive plan, designed to reward our executives for attaining specific performance goals that support the strategic objectives of the Company, and the third component, which was added in January 2009, is the granting of equity incentive awards in the form of Company common stock, and options to purchase Company common stock at a specified price. We also provide benefits and perquisites to the Named Executive Officers at levels that are competitive and appropriate for their roles.
     Benchmarking. Our compensation program is periodically evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements and from market survey data. The Compensation Committee will generally review and consider updated peer proxy and market survey compensation data every three years. In 2007, the Compensation Committee engaged PM&P to assist it in completing a comprehensive competitive review. The Compensation Committee selected the following companies for use in benchmarking Named Executive Officers’ 2007 compensation package. Although the Compensation Committee seeks to update the comprehensive analysis every three years, PM&P reviewed and updated the data in November 2008 to reflect appropriate market movement and provide the Compensation Committee with ongoing prospective of the Company’s pay practices. The peer group used for the 2007 analysis is listed below and was selected based upon similar asset size, geographic region, and business model to the Company.

Dime Community Bancshares, Inc.	State Bancorp, Inc.	Synergy Financial Group, Inc.
TrustCo BankCorp NY	Bancorp Rhode Island, Inc.	First of Long Island Corporation
Provident New York Bancorp	Suffolk Bancorp	Berkshire Bancorp, Inc.
Flushing Financial Corporation	Rockville Financial, Inc.	Benjamin Franklin Bancorp, Inc.
Oceanfirst Financial Corp.	Oritani Financial Corp.	Roma Financial Corporation
Kearny Financial Corp.	United Financial Bancorp, Inc.	Clifton Savings Bancorp, Inc.
Sterling Bancorp	Westfield Financial, Inc.
     Assembling the Components of Compensation. The Compensation Committee analyzes the level and relative mix of executive compensation by component (e.g., base salary, incentives, and benefits) and in the aggregate. The Chief Executive Officer provides recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on their analysis, the Compensation Committee approves each Named Executive Officer’s compensation, subject to ratification by the Board of Directors.
     When evaluating the mix of total compensation, the Compensation Committee considers among other things, general market practices, benchmarking studies conducted by the consultant, the alignment of cash and equity incentive awards with our strategic objectives and Company performance, and the desire to reward performance through incentive compensation within Board-approved risk parameters. The Compensation Committee seeks to create appropriate incentives without encouraging behaviors that result in undue risk. These components are periodically evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements and from market survey data.
     Base Salary. Base salary is designed to provide a reasonable level of predictable income commensurate with market standards of the position held adjusted for specific job responsibilities assigned, individual experience, and demonstrated performance. Named Executive Officers are eligible for periodic adjustments to their base salary as a result of changes in the cost of living, individual performance, updated market analysis, or significant changes in their duties and responsibilities. The Compensation Committee annually reviews and approves base salaries, and changes thereto, for Named Executive Officers, including our Chief Executive Officer.

     Base salary amounts for 2009 were determined based on a review of peer proxy and survey data provided by PM&P in 2007, and updated in November 2008 by PM&P. The Compensation Committee reviewed the 50th percentile of peer proxy and survey data, and a pay range around the median to allow for recognition of each Named Executive Officer’s specific experience, responsibilities and performance, estimated value in the marketplace, and the Committee’s view of each Named Executive Officer’s role in the future success of the Company. For 2009, the Compensation Committee generally targeted base salary compensation at the 65th percentile for each of the Named Executive Officers.
     The Committee considered the responsibility, significant experience, contributions, and performance of each Named Executive Officer, their value in the marketplace, and their critical roles in the future successes of the Company, and determined in December 2008, that existing base salaries properly reflected these factors and made a determination not to change base salaries for any Named Executive Officers in 2009, with the exception of Mr. Widmer whose annual base salary was increased by 4.5%, to $230,000.
     Cash Incentives. The Compensation Committee developed and implemented a Management Incentive Plan (the “Cash Incentive Plan,” or “CIP”) for 2009. The Cash Incentive Plan provides performance-based annual cash incentives to reward the Company’s Named Executive Officers for the execution of specific financial and non-financial elements of our strategic business plan, as well as, individual goals related to each executive’s function area. The Cash Incentive Plan requires that the Company achieve its designated corporate goal for an individual to earn a percentage of the total cash award available under the Cash Incentive Plan. The CIP also provides that Named Executive Officers must achieve individual goals, as determined by the Compensation Committee, to receive the remaining percentage of the total cash award available to him or her under the CIP.
     The Compensation Committee evaluates the reasonableness and likelihood of attaining designated incentive goals, including stretch goals, in an effort to ensure that such targets appropriately reward performance, but do not encourage undue risk taking. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level. Annual incentive cash awards granted in prior years are not taken into account by the Compensation Committee in the process of setting performance targets for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of incentive compensation.
     Risk Assessment and Related Considerations. During 2009, the Compensation Committee, in consultation with PM&P, and with the assistance of the Chief Executive Officer and Chief Financial Officer, performed a risk assessment of the Company’s compensation program (including cash incentive compensation) for all employee levels within the Company. The objective of the review was to determine if the compensation programs, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model. The review evaluated the balance of compensation elements between cash and equity, fixed versus variable compensation, and long-term versus short-term compensation. The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual goals, as well as the number, weighting, and balance of goals, as well as internal controls in place to mitigate possible high risk behaviors.
     Based upon its risk assessment, the Compensation Committee concluded that the compensation programs (including cash incentive compensation) for all employee levels were based on balanced performance metrics that were reasonable in relation to base salary, and promoted disciplined progress towards longer-term strategic goals. The Compensation Committee also concluded that the compensation programs did not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company.
     2009 Cash Incentive Plan. For 2009, the Compensation Committee set a “target” total cash incentive award of 15% of base salary for each Named Executive Officer. The actual cash incentive award range was defined as 7.5% for “threshold” performance and 22.5% for “stretch” performance, of base salary. These targets were intentionally set lower than current market practice as part of the Company’s shift from its compensation philosophy as a mutually owned bank (greater focus on cash compensation weighted towards base salary) to that of a public company (which includes equity compensation and a greater weighting of compensation towards long-term incentive compensation rather than short-term incentives).
     The Compensation Committee established one shared corporate goal (the “Corporate Goal”) and individual performance goals for each Named Executive Officer. The target Corporate Goal measured the attainment of the

Board-approved budgeted net income (before taxes) of approximately $18.1 million. The stretch goal was 120% or greater of budgeted net income (before taxes) and the threshold was 90% of budgeted net income (before taxes). If 80% of budgeted net income (before taxes) is not achieved, Named Executive Officers are not eligible to receive incentive payments for achievement of their individual performance goals.
     Individual performance goals were aligned with our strategic business plan and focused on the following areas:

Name	Individual Performance Goals
John W. Alexander	Effectuate a capital deployment strategy;
Develop and execute upon a customer satisfaction enhancement program; and Enhance profitability and manage enterprise risk, while ensuring liquidity and interest rate risk remain within Board approved parameters

Steven M. Klein	Implement formal leverage strategies to meet specified pre-tax net income targets (threshold-$720,000, target-$800,000, stretch-$960,000) within Board approved interest rate risk parameters;
Maintain or reduce budgeted non-interest expense within Board approved levels (threshold-$100,000, target-$150,000, stretch-$200,000); and
Adapt reporting processes to monitor and support strategic plan

Kenneth J. Doherty	Originate loans to specified targets (threshold-$105 million, target-$117 million, stretch-$140 million), while minimizing credit risk;
Implement automated credit underwriting and monitoring systems; and enhance credit monitoring reports to the Risk Committee of the Board

Michael J. Widmer	Increase outstanding deposits to specified targets (threshold-$58 million, target-$65.4 million, stretch-$77.4 million);
Convert core bank systems to new data processor;
Expand deposit franchise, and enhance brand;
Finalize agreements, develop construction plans on existing sites; and
Identify and evaluate potential branch sites

Madeline G. Frank	Develop automated accounting and reporting system for equity awards;
Implement a formal new hire evaluation program to identify individuals with desired customer service skill sets; and
Implement an employee satisfaction survey, evaluate results and implement upon a management approved response
     Of our Chief Executive Officer’s potential cash incentive award, 85% was based on the achievement of the Corporate Goal, and 15% was based on the attainment of his individual goals. Of our other Named Executive Officers’ potential cash incentive awards, 75% was based on the achievement of their Corporate Goal, and 25% was based on the attainment of individual goals.
     In evaluating actual performance as compared to the established Corporate Goal, the Compensation Committee may, at its discretion, exclude items that are considered non-recurring in nature. In addition, the Cash Incentive Plan permitted the Compensation Committee to increase or decrease a cash incentive award based upon its consideration of a Named Executive Officer’s performance or achievements.
     2009 Award Determinations. In February 2010, the Compensation Committee evaluated achievement of the Corporate Goal. The Company’s reported 2009 net income (before taxes) was $18.7 million, and exceeded our “target” goal of $18.1 million. In accordance with the Cash Incentive Plan, the Corporate Goal “target” award of 12.75% (15% target award times 85% weighting) for Mr. Alexander, and 11.25% (15% target award times 75% weighting) for all other Named Executive Officers increased (on a pro-rata basis) to approximately 13.6% (16% pro-rata award times 85% weighting) for Mr. Alexander, and 12.0%(16% pro-rata award times 75% weighting) for all other Named Executive Officers. The Compensation Committee made no upward adjustments to the Company’s 2009 reported net income (before taxes) in evaluating achievement of the Corporate Goal.
     The remaining 15% of Mr. Alexander’s eligible award, and 25% of each other Named Executive Officer’s eligible award was determined based on each executive’s attainment of individual goals, which were evaluated by the Compensation Committee in its annual evaluation of each Named Executive Officer’s performance. In February

2010, the Compensation Committee concluded that Mr. Alexander and Ms. Frank had achieved each of their individual performance goals and determined that the “target” award (no “stretch” goals were assigned to Mr. Alexander or Ms. Frank) was earned by each of them for all assigned goals. The Compensation Committee also concluded that Messrs. Klein, Doherty, and Widmer had substantially met each of their assigned goals at the “target” level, except for their goals related to implementing leverage strategies, loan originations, and expanding the deposit franchise, respectively, which were achieved at the “stretch” payout level.
     Mr. Alexander’s corporate goal cash incentive payout was $92,178. Mr. Alexander’s individual goal cash incentive payout of $15,210 for 2009 reflects the Compensation Committee’s assessment of his attainment of his “target” goal related to his leadership in developing and executing a customer satisfaction program. The Committee also evaluated Mr. Alexander’s leadership in achieving our core strategic business goals, including effective capital deployment, and continual improvement in customer service. The Compensation Committee attributed our results to Mr. Alexander’s vision for the Company and discipline in adhering to our conservative business model focused on conservative credit underwriting and securities investments, franchise growth, and operating expense discipline.
     Mr. Klein’s corporate goal cash incentive payout was $36,095. Mr. Klein’s individual goal cash incentive payout of $14,062 for 2009 reflects the following: achievement of his “stretch” goal for executing securities leveraging opportunities in a volatile market that contributed to net interest income at or above the stretch level of $960,000, and the attainment of his “target” goal of reducing budgeted non-interest expense by $150,000. The Committee excluded the effect of the following items from reported non-interest expense: FDIC Deposit Insurance special assessment of approximately $1 million, $600,000 in deferred compensation plan expense associated with market adjustments in the underlying plan assets, and approximately $600,000 in loan workout professional fees and collateral valuation adjustments associated with other real estate owned.
     Mr. Doherty’s corporate goal cash incentive payout was $33,688. Mr. Doherty’s individual goal cash incentive payment of $8,750 for 2009 reflects the following: achievement of his “stretch” goal for loan originations exceeding $140 million; achievement of his “target” goal related to implementation of credit monitoring software; and achievement of his “target” award related to enhancing credit monitoring reporting to the Board. The Compensation Committee also considered Mr. Doherty’s goal related to minimizing credit risks in the loan portfolio. The Committee noted that credit deterioration occurred in the industry and not just at Northfield, and appropriate actions were taken to minimize credit risk, including formation of a credit department, and a loan operations department. However, the Committee believes that certain actions could have been implemented more timely and a reduction of Mr. Doherty’s individual incentive award in the amount of $3,500 was made.
     Mr. Widmer’s corporate goal cash incentive payout was $27,673. Mr. Widmer’s individual cash incentive payment of $9,703 for 2009 reflects the following: achievement of his “stretch” goal for deposit growth exceeding $77.4 million, achievement of his “target” goal related to the conversion to a new operating system, achievement of his “target” goal for our opening or constructing two new branches, and achievement of his “target” goal for committing to one new branch location in New Jersey.
     Ms. Frank’s corporate goal cash incentive payout was $20,454. Ms. Frank’s individual cash incentive payment of $6,375 for 2009 reflects achievement of her “target” goal related to the planning and implementation of an employee satisfaction survey, and the development and execution of a planned response to the survey results.
     For 2009, the Named Executive Officers’ total “target” award opportunities, and actual incentives awarded as a percentage of “target” are detailed below.

			Actual Award as a
			percentage of
	Target Award		Target Award
	Opportunity	Actual Award	Opportunity
Name	($)	($)	(%)
John W. Alexander	101,400	107,388	105.9
Steven M. Klein	45,000	50,157	111.5
Kenneth J. Doherty	42,000	42,438	101.0
Michael J. Widmer	34,500	37,376	108.3
Madeline G. Frank	25,500	26,829	105.2

     Equity Awards. In December 2008, the stockholders of the Company approved the Northfield Bancorp, Inc. 2008 Equity Incentive Plan. The objective of equity awards is to further align the interests of our executives with those of stockholders and reward sustained performance. In January 2009 the Compensation Committee, granted equity awards in the form of common stock, and options to purchase common stock at $9.94 per share, representing the closing price of the Company’s common stock on the grant date, to each of the Named Executive Officers. The equity awards vest in equal installments over a five-year period, commencing one year from the date of the grant. The Compensation Committee consulted with PM&P during this process.
     Prior to November 2007, the Company was a mutual organization and did not have equity compensation available to employees. The Compensation Committee’s objective in granting equity awards in January 2009 was to provide employees with a substantial equity interest in the Company, consistent with comparable peers that recently completed initial public offerings.
     Broad-based benefits. We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of the Company, as well as fringe benefits and perquisites, and restoration and other termination benefits, not generally available to all qualifying employees of the Company.
     The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate in 2009:
•	a defined contribution 401(k) retirement plan and discretionary profit-sharing plan;

•	an employee stock ownership plan;

•	medical coverage (all employees share between 20% to 30% of the cost, depending on their elections);

•	pre-tax health and dependent care spending accounts; and

•	group life insurance coverage (death benefit capped at $750,000, with the value of the death benefit over $50,000 being reported as taxable income to all employees).
     The Northfield Bank Employee Stock Ownership Plan (the “ESOP”) was established effective January 1, 2007. The ESOP allocates a certain number of shares of the Company’s common stock on an annual basis which are allocated among plan participants primarily on the basis of eligible compensation in the year of allocation, subject to Internal Revenue Code limitations. All eligible employees, including Named Executive Officers, participate in the plan and received an allocation of common stock for 2009.
     Executive Benefits and Perquisites. In addition to the broad-based benefits described above, the specifically Named Executive Officers received the following fringe benefits and perquisites in 2009:
•	all Named Executive Officers may participate in a non-qualified deferred compensation plan. The plan provides restoration of benefits capped under Northfield Bank’s broad-based benefits due to Internal Revenue Code salary limitations or limitations due to participation requirements under tax-qualified plans. The plan also permits elective salary and cash incentive award deferrals;

•	Messrs. Klein, Doherty, and Widmer received a monthly automobile allowance of $800;

•	all Named Executive Officers pay for and are provided with reimbursement for long-term disability insurance coverage;

•	Messrs. Alexander, Klein, Doherty, and Widmer are reimbursed for appropriate spousal expenses for attendance at business events; and

•	Messrs. Alexander, Klein, Doherty, and Widmer are provided a cellular phone allowance of $100 per month for business usage. The Company also reimburses individuals for the cost of cellular phone equipment.

     The Company incurs the expense of one country club membership and related expenses for Mr. Alexander. Mr. Alexander reimburses Northfield Bank for personal expenses pertaining to club usage. In lieu of a monthly automobile allowance, Mr. Alexander receives use of an automobile (including all operating expenses) leased by Northfield Bank for business and personal use. Personal use of the automobile is reported as taxable income to Mr. Alexander. In addition, Northfield Bank pays an annual premium on a whole-life insurance policy for the benefit of Mr. Alexander.
     The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites) on an annual basis. Changes to the level or types of broad-based benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not necessarily with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.
     Employment Agreements. In addition to the components of executive compensation described above, Messrs. Alexander, Klein, Doherty, and Widmer are each parties to employment agreements with Northfield Bank. See “Employment Agreements” for a description of these agreements and “Potential Payments to Named Executive Officers” for information about potential payments to these individuals upon termination of their employment with Northfield Bank.
     The executive employment agreements are designed to allow the Company to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Northfield Bank’s operations. In addition, the Compensation Committee believes that the employment agreements better align the interests of the executive with those of our stockholders. The Compensation Committee believes that these agreements allow executives to more objectively evaluate opportunities for stockholders without causing undue personal financial conflicts.
     The Compensation Committee reviewed prevailing market practices, consulted with PM&P on the competitiveness and reasonableness of the terms of the agreements, and negotiated the agreements with the individuals. The Compensation Committee believes such agreements are common and necessary to retain executive talent.
     The agreements are for a three-year period, are reviewed for renewal annually by the Compensation Committee of the Board of Directors, and provide for salary and incentive cash compensation payments, as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements. See “Employment Agreements” for further discussion.
     Exceptions to Usual Procedures. The Compensation Committee may recommend to the Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. The Compensation Committee did not make any such recommendation related to our Named Executive Officers for 2009.
     The Committee will consider off-cycle compensation adjustments whenever a Named Executive Officer’s status, role or responsibilities change, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

     The Compensation Committee considers, but is not bound by, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a Named Executive Officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits and perquisites also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2009, and for prior years, we were not subject to tax deduction limitations under Section 162(m).
     Committee Actions During 2009 Affecting 2010 Compensation, and Other Actions by the Committee.
     Every three years, executive compensation is reviewed in detail by the Compensation Committee. The 2010 year is the scheduled year for the Compensation Committee to perform its detailed review of executive compensation. Typically, the review commences in the middle of the year after peer proxy information becomes readily available. In 2009, the Compensation Committee, reviewed current compensation trends and practices, in consultation with PM&P, and made a determination that Named Executive Officers’ base salaries for 2010 would remain unchanged from 2009 until such review was complete.
     In December of 2009, the Compensation Committee approved a 2010 cash incentive compensation plan, with a similar structure to our 2009 cash incentive compensation plan. The plan contains similar terms and conditions as our prior year plan. The “threshold,” “target,” and “stretch” award payouts are 10%, 20%, and 30%, respectively, with a “Corporate Goal” that can be earned based upon the Company achieving at least 90% of Board-approved budgeted net income (before income taxes), and “individual awards” that are based on the achievement of goals aligned with the Company’s strategic objectives.
Compensation Tables
     Summary Compensation Table. The following table sets forth for the three years ended December 31, 2009, certain information as to the total remuneration we paid to Mr. Alexander, who serves as Chairman of the Board, President and Chief Executive Officer, Mr. Klein, who serves as Executive Vice President and Chief Financial Officer, and the three most highly compensated executive officers of Northfield Bancorp, Inc. or Northfield Bank other than Messrs. Alexander and Klein. The “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns have been omitted from the Summary Compensation Table because no listed individual earned any compensation during the years ended December 31, 2009, 2008, or 2007 of a type required to be disclosed in those columns.
Summary Compensation Table

					Non-equity
			Stock	Option	incentive plan	All other
		Salary	Awards(2)	Awards(3)	compensation	compensation(1)	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)
John W. Alexander, Chairman of	2009	676,000	1,669,920	1,356,425	107,388	141,951	3,951,684
the Board, President and	2008	676,000	—	—	67,600	137,761	881,361
Chief Executive Officer	2007	750,000	—	—	75,000	165,896	990,896

Steven M. Klein, Executive Vice	2009	300,000	778,302	661,710	50,157	53,422	1,843,591
President and Chief Financial	2008	300,000	—	—	31,250	48,384	379,634
Officer	2007	300,000	—	—	30,000	54,620	384,620

Kenneth J. Doherty, Executive	2009	280,000	725,620	618,240	42,438	53,540	1,719,838
Vice President and Chief	2008	280,000	—	—	29,750	45,853	355,603
Lending Officer	2007	280,000	—	—	28,000	52,276	360,276

Michael J. Widmer, Executive	2009	230,000	596,400	507,955	37,376	46,325	1,418,056
Vice President, Operations	2008	220,000	—	—	23,375	40,141	283,516
	2007	220,000	—	—	22,000	43,642	285,642

Madeline G. Frank, Senior Vice	2009	170,000	132,202	85,330	26,829	28,896	443,257
President and Corporate	2008	170,000	—	—	17,000	23,280	210,280
Secretary	2007	170,000	—	—	17,000	27,824	214,824

(1)	The individuals listed in this table participate in certain medical and dental coverage plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The amount shown for each individual for the year ended December 31, 2009, includes our direct out-of-pocket costs (reduced for Mr. Alexander, in the case of the figures shown for automobiles by the amount that we would otherwise have paid in cash reimbursements during the year for business use) for the following items:

	Mr. Alexander	Mr. Klein	Mr. Doherty	Mr. Widmer	Ms. Frank
Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k), ESOP and non-qualified deferred compensation plans)	$75,485	$38,346	$38,101	$32,828	$24,596
Life insurance premiums	38,900	2,592	3,240	1,987	2,203
Long-term disability	2,180	968	903	710	497
Automobile	12,768	9,600	9,600	9,600	—
Club dues	10,118	—	—	—	—
Travel expense for spouse to accompany on business travel	1,300	716	496	—	—
Other*	—	—	—	—	1,600
Reimbursement for business cell phone and data usage	1,200	1,200	1,200	1,200	—

Total	$141,951	$53,422	$53,540	$46,325	$28,896

(2)	Represents the aggregate grant date fair value of restricted stock of the Company awarded to the employee on January 30, 2009, based upon a grant date stock price of $9.94 per share, which was the final reported sales price of the Company’s common stock on the date of the grant. The restricted stock awards vest in equal installments over a five-year period, commencing one year from the date of the grant. No forfeitures were assumed in calculating the aggregate grant date fair value.

(3)	Represents the aggregate grant date fair value of options to purchase Company common stock awarded to each employee on January 30, 2009. The options vest in equal installments over a five-year period, commencing one year from the date of the grant and have an exercise price of $9.94 per share, which was the final reported sales price of the Company’s common stock on the date of the grant. The grant date fair value was $3.22 per option and was determined using the Black-Scholes method assuming an option’s average life of 6.5 years; 2.17% risk free rate of return; 35.33% volatility, and 1.61% dividend yield. No forfeitures were assumed in calculating the aggregate grant date fair value.

*	Amount represents an annual discretionary stipend provided to employees whose work location was moved from New York to New Jersey.
     Plan-Based Awards. As further discussed in “Compensation Discussion and Analysis—Assembling the Components of Compensation,” the Company maintained a cash incentive award program and equity incentive award program (both based upon Board and Stockholder approved plans) for its Named Executive Officers for the year ended December 31, 2009.
      The following table sets forth for the year ended December 31, 2009, certain information as to grants of plan-based cash and equity awards.
Grants of Plan-based Awards Table — 2009

					All other	All other		Grant
					stock	option	Exercise	date fair
					awards:	awards	or base	value of
		Estimated future payouts under			number of	number of	price of	stock and
		non-equity incentive plan awards			shares of	securities	option	option
		Threshold	Target	Maximum	stock or	underlying	awards	awards(1)
Name	Grant date	($)	($)	($)	units	options	($)	($)
John W. Alexander	01/14/09	50,700	101,400	152,100	—	—	—	—
	01/30/09	—	—	—	168,000	—	—	1,669,920
	01/30/09	—	—	—	—	421,250	9.94	1,356,425

Steven M. Klein	01/14/09	22,500	45,000	67,500	—	—	—	—
	01/30/09	—	—	—	78,300	—	—	778,302
	01/30/09	—	—	—	—	205,500	9.94	661,710

Kenneth J. Doherty	01/14/09	21,000	42,000	63,000	—	—	—	—
	01/30/09	—	—	—	73,000	—	—	725,620
	01/30/09	—	—	—	—	192,000	9.94	618,240

Michael J. Widmer	01/14/09	17,250	34,500	51,750	—	—	—	—
	01/30/09	—	—	—	60,000	—	—	596,400
	01/30/09	—	—	—	—	157,750	9.94	507,955

Madeline G. Frank	01/14/09	12,750	25,500	38,250	—	—	—	—
	01/30/09	—	—	—	13,300	—	—	132,202
	01/30/09	—	—	—	—	26,500	9.94	85,330

(1)	See footnotes 2 and 3 to the Summary Compensation Table for further information regarding grant date fair value of restricted stock and option awards.

     The following table sets forth certain information regarding stock awards and stock options outstanding at December 31, 2009:

	Option Awards					Stock Awards
						Number	Market
		Number of	Number of			of shares	value of
		securities	securities			or units	shares or
		underlying	underlying			of stock	units of
		unexercised	unexercised	Option		that	stock that
		options	options	exercise	Option	have not	have not
		(exercisable)	(unexercisable)	price	Expiration	vested	vested(2)
Name	Grant date	(#)	(#)	($)	date(1)	(#)	($)
John W. Alexander	01/30/09	—	421,250	9.94	01/30/19	168,000	2,271,360
Steven M. Klein	01/30/09	—	205,500	9.94	01/30/19	78,300	1,058,616
Kenneth J. Doherty	01/30/09	—	192,000	9.94	01/30/19	73,000	986,960
Michael J. Widmer	01/30/09	—	157,750	9.94	01/30/19	60,000	811,200
Madeline G. Frank	01/30/09	—	26,500	9.94	01/30/19	13,300	179,816

(1)	Stock options expire if unexercised 10 years from the grant date.

(2)	Amount is based on a $13.52 per share closing price of the Company’s common stock on December 31, 2009.
     There were no options exercised or restricted stock vested during the year ended December 31, 2009.
     Nonqualified Deferred Compensation Plan. Northfield Bank maintains a non-qualified deferred compensation plan to provide for the elective deferral of non-employee director fees by participating members of the Board of Directors, and the elective deferral of compensation and/or performance-based compensation payable to eligible employees of Northfield Bancorp, MHC and Northfield Bank. A designated amount of director fees, compensation and/or performance based compensation may be deferred until one of the specified events in the plan occurs, which permits all or part of the monies so deferred, together with earnings, to be distributed to participants or their beneficiaries. In addition, the plan provides eligible employees of Northfield Bank with supplemental retirement income from Northfield Bank when such amounts are not payable under the contribution formula of the Northfield Bank 401(k) Savings Plan (the “401(k) Savings Plan”), due to reductions and other limitations imposed under the Internal Revenue Code.
     Members of the Board of Trustees of Northfield Bancorp, MHC and the Boards of Directors of Northfield Bancorp, Inc. and Northfield Bank, and certain employees are eligible to participate in the plan. Eligible trustees, directors or employees become participants upon agreeing in a written enrollment agreement to defer any portion of their trustee fees, director fees, compensation, and/or performance-based compensation. Each participant may request that his or her deferred compensation account be deemed to be invested in any one or more of the investment options available to Northfield Bancorp, MHC, or Northfield Bank, in the Company’s sole discretion. A participant may periodically request a change to his or her investment allocation deemed available under the plan. In the event any participant fails to direct the investment of his or her deferred compensation account, or to the extent the employer chooses not to honor the participant’s request, the deferred compensation account will be deemed to bear interest at the rate prevailing for 30-year United States Treasury Bonds.
     With respect to amounts of deferred trustee or director fees, deferred compensation or performance-based compensation, distributions will be made under the plan in the event of the participant’s retirement, death, termination due to disability, separation from service prior to the participant’s retirement date, upon the establishment of an unforeseeable emergency, upon a change in control, or upon the attainment of a specific date of distribution, in a single lump sum or in up to 15 annual installment payments, as designated by the participant in his or her enrollment agreement. In the case of an unforeseeable emergency, the amounts distributed will not exceed the amounts necessary to satisfy the emergency plus an amount necessary to pay any taxes owed on the distribution. In the event the participant fails to designate a payment schedule on his enrollment agreement or if the entire balance credited to the participant’s account is less than $10,000, payment will be made in a single lump sum. In the event a participant dies before receiving the full amount of his benefit, the remaining amounts will be paid to the participant’s designated beneficiary according to the participant’s form of election or, if there is no designated beneficiary at the time of the participant’s death, to the participant’s estate in a single lump sum. Distributions to certain “specified employees” on account of their separation from service may be delayed for six months, if necessary, to comply with Internal Revenue Code Section 409A.

     In addition, the non-qualified deferred compensation plan provides for benefits which supplement those paid under the 401(k) Savings Plan in the event of normal, early or postponed retirement, death or termination of service. Such benefits will be equal to the sum of: (i) the maximum amount of employer matching contributions provided to a participant each calendar year, assuming a participant’s maximum contributions, reduced by the amount of employer matching contributions made for the participant under the 401(k) Savings Plan for such year, adjusted by gains and losses; (ii) commencing January 1, 2000, the amount of employer matching contributions not credited to a participant’s 401(k) Savings Plan account as a result of an employer error, adjusted by gains and losses, if any; and (iii) the maximum amount of discretionary employer contributions that would be provided to a participant under the 401(k) Savings Plan, assuming an allocation without taking into account the limitations imposed by the Internal Revenue Code, reduced by the amount of discretionary employer contributions actually made to a participant under the 401(k) Savings Plan for each such year, adjusted by gains and losses, if any. Benefits payable under this plan that supplement matching contributions under the 401(k) Savings Plan will be aggregated with benefits payable under the Supplemental ESOP (described below). Upon the occurrence of a distribution event, such benefits will be payable in either a lump sum or installments over a period of up to 15 years, at the election of the participant made in accordance with Section 409A of the Internal Revenue Code.
     The non-qualified deferred compensation plan is considered an unfunded plan for tax and Employee Retirement Income Security Act purposes. All obligations owing under the plan are payable from the general assets of Northfield Bank and Northfield Bancorp, MHC, and are subject to the claims of Northfield Bank’s or Northfield Bancorp, MHC’s creditors.
     Supplemental Employee Stock Ownership Plan. The Northfield Bank Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”) is a benefit restoration plan that provides additional cash benefits, equal to the participant’s account balance, at retirement or other termination of employment (or upon a change in control) to participants who are key employees, who are approved by the Compensation Committee and whose benefits under the tax-qualified ESOP, described below, are limited by tax law limitations applicable to tax-qualified plans. Messrs. Alexander, Klein, and Doherty are the current participants in this plan. The Supplemental ESOP credits each participant who also participates in the tax-qualified ESOP with an annual amount equal to the sum of the difference (expressed in dollars) between (a) the number of shares of common stock of Northfield Bancorp, Inc. that would have been allocated to the participant’s account in the employee stock ownership plan, but for the tax law limitations, plus earnings thereon, and (b) the actual number of shares allocated to the participant’s account in the employee stock ownership plan plus earnings thereon. In each case, the number of shares will be multiplied by the fair market value of the shares on the allocation date to determine the annual allocation amount. Each participant is permitted to make investment recommendations for the annual amount credited to his or her account among a broadly diversified group of mutual funds selected for investment by a committee appointed by Northfield Bank’s Board of Directors to administer the Supplemental ESOP. Northfield Bank has established a rabbi trust to hold assets attributable to the Supplemental ESOP to informally fund its benefit obligation. Northfield Bank, at its discretion, may account for the Supplemental ESOP solely as bookkeeping entries. Whether or not a rabbi trust is established, the participant’s account value is based on the value of the investments in which the participant invests, or is deemed to invest, his account. Benefits distributed to participants from the Supplemental ESOP will be aggregated with benefits payable under the matching contributions portion of the Nonqualified Deferred Compensation Plan (described above). Upon the occurrence of a distribution event, such benefits will be payable in either a lump sum or installments over a period of up to 15 years, at the election of the participant made in accordance with Section 409A of Internal Revenue Code.
     The following table sets forth certain information with respect to our nonqualified deferred compensation plans at and for the year ended December 31, 2009.
Nonqualified Deferred Compensation At And For The Year Ended December 31, 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate balance
	contributions in	contributions in	earnings in last	withdrawals/	at last fiscal year
	last fiscal year	last fiscal year	fiscal year	distributions	end
Name	($)(1)	($)(1)	($)(2)	($)	($)(3)
John W. Alexander	120,388	41,084	309,235	—	1,502,019
Steven M. Klein	1,650	4,625	31,607	—	111,346
Kenneth J. Doherty	2,650	2,686	37,076	—	141,835
Michael J. Widmer	—	—	10,733	—	48,486
Madeline G. Frank	4,024	—	16,085	—	61,377

(1)	Contributions included in the “Executive contributions in last fiscal year” and the “Registrant contributions in last fiscal year” columns are included as compensation for the listed individuals in the Summary Compensation Table.

(2)	Amounts included in the “Aggregate earnings in last fiscal year” are not included as compensation for the listed individuals in the Summary Compensation Table as such earnings are not preferential or “above market.”

(3)	Amounts included in the “Aggregate balance at last fiscal year end” previously were reported as compensation for the listed individuals except to the extent that such balances reflect earnings, all of which were not preferential or “above market.”
Short- and Long-Term Disability
     Named Executive Officers and certain other members of senior management at Northfield Bank will be paid their full salary for the duration of any period of short-term disability, up to 26 weeks. Senior management receives this benefit in lieu of the ability to “bank” paid time off for future use, which is only available to employees of Northfield Bank who are not senior management. With respect to long-term disability, senior management employees are required to purchase long-term disability coverage and Northfield Bank provides such persons a bonus payment in recognition of their payment of such coverage. The amount of the bonus is in the sole discretion of Northfield Bank.
Life Insurance Coverage
     Employees of Northfield Bank receive life insurance coverage of up to three times salary, if hired before January 1, 2003, and up to two times salary, if hired on or after January 1, 2003. Such life insurance coverage is generally capped at $500,000. However, in the case of senior management, such life insurance coverage is capped at $750,000.
401(k) Savings Plan
     Northfield Bank maintains the 401(k) Savings Plan, which is a tax-qualified defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. Salaried employees, who have completed at least one year of eligible service, as defined in the plan, are eligible to participate in the plan. Employees who are paid on an hourly basis, employees who are paid exclusively on a commission basis, leased employees or employees covered by a collective bargaining agreement are not eligible to participate in the 401(k) Savings Plan. Eligible employees may contribute from 2% to 15% of their base salary to the 401(k) Savings Plan on a pre-tax basis each year, subject to the limitations of the Internal Revenue Code (for 2009, the limit was $16,500, exclusive of any catch-up contributions). Employees who have been making before-tax contributions for less than 36 months will receive an employer matching contribution equal to 25% of the first 6% of before-tax base salary contributions. Employees who have participated for 36 or more months will receive an employer matching contribution equal to 50% of their first 6% of before-tax base salary contributions. In addition, we may make discretionary employer contributions on behalf of eligible employees.
     The 401(k) Savings Plan permits employees to invest in common stock of Northfield Bancorp, Inc.
Employee Stock Ownership Plan and Trust
     We maintain the ESOP to promote employee ownership of the Company’s common stock. At the ESOP’s inception, the ESOP trust borrowed funds from Northfield Bancorp, Inc. and used those funds to purchase 1,756,279 shares of common stock of Northfield Bancorp, Inc. The collateral for the loan is the common stock purchased by the ESOP. The loan will be repaid principally from discretionary contributions made by Northfield Bank to the ESOP over a period of up to 30 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate on the loan equals the prime interest rate as of closing of the stock offering, and adjusts annually at the beginning of each calendar year. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid primarily on the basis of compensation in the year of allocation, subject to Internal Revenue Code limitations. Benefits under the plan vest at the rate of 20% per year of credited service beginning in the second year of credited service so that a participant with six years of credited service will become fully vested. Credit is given for vesting purposes to participants for years of service with Northfield Bank prior to the adoption of the plan. Credit is also given to those employees who were employed at Liberty Bank at the time of its acquisition by Northfield Bank for their years of service at Liberty Bank. A participant’s interest in his account under the plan fully vests in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan). In the event of a change in control, the ESOP will terminate, loan amounts outstanding will be repaid, and remaining shares will fully vest.

Pension Benefits
     None of the individuals listed in the Summary Compensation Table had accumulated pension benefits either at or during the year ended December 31, 2009.
Employment Agreements
     Northfield Bank has entered into employment agreements with each of Messrs. Alexander, Klein, Doherty, and Widmer. Northfield Bancorp, Inc. is a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder. Each of these agreements has an initial term of three years. Each year, on the anniversary date of these agreements, the employment agreements renew for an additional year so that the remaining term will be three years unless notice of nonrenewal is provided to the executive prior to such anniversary date. The Compensation Committee of the Board of Directors conducts an annual performance evaluation of each executive for purposes of determining whether to renew the employment agreement. The Compensation Committee also evaluates the terms and conditions of the agreements prior to renewal, in consultation with an independent third party compensation consultant, to determine that such terms and conditions are competitive with the market for the designated positions.
     Under the employment agreements, base salaries for Messrs. Alexander, Klein, Doherty, and Widmer on December 31, 2009, were $676,000, $300,000, $280,000, and $230,000, respectively. In addition to base salary, each agreement provides for, among other things, participation in cash incentive programs and other employee retirement benefit and fringe benefit plans applicable to executive employees. Northfield Bank also will pay or reimburse each executive for all reasonable business expenses incurred by the executive in the performance of his obligations. In addition, Northfield Bank will provide Mr. Alexander with a life insurance policy, pay or reimburse Mr. Alexander for the annual dues associated with his membership in a country club, and pay directly or reimburse Mr. Alexander for the expense of leasing an automobile and reasonable expenses associated with the use of such automobile. Each employment agreement may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits under the employment agreement for any period after termination.
     Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive’s employment is terminated for reasons other than “just cause” (as defined in the employment agreement), “disability” (as defined in the employment agreements), or death, or in the event the executive resigns during the term of the agreement following:
(i)	the failure to elect or reelect or to appoint or reappoint the executive to his executive position, and in the case of Mr. Alexander, the failure to nominate or re-nominate him as a director of Northfield Bank or Northfield Bancorp, Inc.;

(ii)	a material change in the nature or scope of the executive’s authority that would cause the executive’s position to become one of lesser importance;

(iii)	a relocation of the executive’s principal place of employment by more than 30 miles from designated areas;

(iv)	a material reduction in the benefits and perquisites of executive, other than a reduction in pay or benefits of all Northfield Bank employees;

(v)	the liquidation or dissolution of Northfield Bank or Northfield Bancorp, Inc. that would affect the status of the executive; or

(vi)	a material breach of the employment agreement by Northfield Bank, the executive would be entitled to a lump sum cash severance payment and the continuation of certain welfare benefits for a period of time after termination of employment, as more fully described under the table “Potential Payments to Named Executive Officers.”

     In the event an executive resigns in connection with or following a “change in control” (as defined in the employment agreement), the executive would also be entitled to a lump sum cash severance payment and the continuation of certain welfare benefits, including health and life insurance benefits for a period of time after termination of employment, as more fully described under the table “Potential Payments to Named Executive Officers.” Payments will be made in a lump sum within 30 days after the date of termination, or, if necessary to avoid penalties under Section 409A of the Internal Revenue Code, no later than the first day of the seventh month following the date of termination. In addition, the executive and his family would be entitled, at no expense to the executive, to the continuation of life, medical, dental and disability coverage for 36 months following the date of termination. If such benefits cannot be provided, a lump sum cash payment for the value of such benefits will be made to the executive.
     Notwithstanding the foregoing, in the event payments to the executive would result in an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, payments under the employment agreements would be reduced in order to avoid such a result.
     In the event Mr. Alexander becomes disabled, his obligation to perform services under the employment agreement will terminate and he will receive the benefits provided under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank. To the extent disability benefits for Mr. Alexander are less than his base salary on the effective date of his termination of employment, and less than 66 2/3% of his base salary after the first year following termination, he will receive a supplemental disability benefit equal to the difference between the benefits provided under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank and his base salary for one year following the date of termination, and 66 2/3% of his base salary after the first year following termination, until the earliest to occur of his death, recovery of disability or the date he attains age 65. If disability payments to Mr. Alexander are not taxable to him for federal income tax purposes, such amounts shall be tax adjusted assuming a combined federal, state and city tax rate of 38%, for purposes of determining the reduction in payments under the agreement, to reflect the tax-free nature of the disability payments. In addition, Mr. Alexander and his dependents will continue to be covered, at no cost to them, under all benefit plans, including retirement plans, life insurance plans and non-taxable medical and dental plans in which they participated prior to the occurrence of his disability, until the earliest of his recovery from disability or attaining age 65.
     The employment agreements for Messrs. Klein, Doherty, and Widmer provide that in the event of the executive’s disability, the executive’s obligation to perform services under the employment agreement will terminate, and the executive will continue to receive his then current base salary for one year. Such payment will be reduced by the amount of any short- or long-term disability benefits payable under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank. If disability payments to Messrs. Klein, Doherty, or Widmer are not subject to federal income tax, then amounts payable to the executives under the employment agreements shall be tax adjusted in a manner similar to payments to Mr. Alexander. In addition, the executive and his dependents will continue to be provided with certain medical, dental and other health benefits on the same terms as those provided prior to the executive’s termination for a period of one year.
     In the event of the executive’s death, the executive’s estate or beneficiaries will be paid the executive’s base salary for one year and will receive continued medical, dental, and other health benefits for one year on the same terms as those provided prior to the executive’s death. Upon retirement at age 65 or such later date determined by the Board of Directors, the executive will receive only those benefits to which he is entitled under any retirement plan of Northfield Bank to which he is a party.
     Upon termination of the executive’s employment other than in connection with a change in control or for cause, the executive agrees not to compete with Northfield Bank for a period of two years in any city, town or county in which the executive’s normal business office is located and Northfield Bank has an office or has filed an application for regulatory approval to establish an office.

Potential Payments to Named Executive Officers
     The following table sets forth estimates of the amounts that would be payable to the listed individuals, under their employment agreements and stock option and restricted stock agreements in the event of their termination of employment on December 31, 2009, under designated circumstances. Ms. Frank is not subject to an employment contract, but is party to stock option and restricted stock agreements. Amounts related to the acceleration of equity awards for Ms. Frank would be $274,686 in the event of a discharge without cause or resignation with good reason — with a change in control at December 31, 2009. See note 9 to the table below for further information. The table does not include vested or accrued benefits under qualified and non-qualified benefit plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this proxy statement. The estimates shown are highly dependent on a variety of factors, including but not limited to the date of termination, interest rates, federal, state, and local tax rates, and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario. If an executive officer is terminated for “just cause” as defined in the employment agreement, the Company has no contractual payment or other obligations under the employment agreement.

		Mr.	Mr.	Mr.
	Mr. Alexander	Klein	Doherty	Widmer
Disability
Salary continuation (1)	$1,126,799	$140,253	$129,930	$104,124
Medical, dental and other health benefits(2)	134,039	16,526	16,526	16,526
Life insurance (3)	188,707	—	—	—

Total	$1,449,545	$156,779	$146,456	$120,650

Death
Salary (lump-sum payment) (4)	$676,000	$300,000	$280,000	$230,000
Medical, dental and other health benefits (4)	16,526	16,526	16,526	16,526

Total	$692,526	$316,526	$296,526	$246,526

Discharge Without Cause or Resignation With Good Reason — no Change in Control (5)
Salary (lump sum)	$2,028,000	$900,000	$840,000	$690,000
Bonus (lump sum)	311,600	154,265	127,510	107,045
Retirement contributions (lump sum)	227,172	81,477	115,020	98,484
Medical, dental and other health benefits (6)	75,313	75,313	75,313	75,313
Life insurance contributions (7)	115,205	8,247	10,309	6,322

Total	$2,757,290	$1,219,302	$1,168,152	$977,164

Discharge Without Cause or Resignation With Good Reason — Change in Control Related (8)
Salary (lump sum)	$2,028,000	$900,000	$840,000	$690,000
Bonus (lump sum)	507,000	279,045	209,880	185,010
Acceleration of vesting of equity awards(9)	3,779,435	1,794,306	1,674,320	1,375,945
Retirement contributions (lump sum)	227,172	81,477	115,020	98,484
Medical, dental and other health benefits	75,313	75,313	75,313	75,313
Life insurance contributions	115,205	8,247	10,309	6,322

Total	$6,732,125	$3,138,388	$2,924,842	$2,431,074

(1)	In the case of disability, Mr. Alexander’s employment agreement provides for supplemental salary continuation until the earlier of: recovery from such disability, attaining age 65, or death. The reported figure assumes salary continuation until Mr. Alexander attains the age of 65. Mr. Klein, Mr. Doherty, and Mr. Widmer receive salary continuation benefits for one-year following such disability. The employment agreement provides the executive with his base salary in the first year following disability, reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans we maintain. Mr. Alexander’s employment agreement provides for second-year benefits and benefits for every year thereafter, equal to 66 2/3% of his base salary. Such amounts due under the employment agreements are reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans on a tax-equivalent basis (assuming a 38% tax rate), if such short-term or long-term disability benefits are excludable for federal income tax purposes. Supplemental salary continuation benefits have been discounted at an annual compounding rate of 2.00% for Mr. Alexander. The figures presented for Mr. Klein, Mr. Doherty, and Mr. Widmer are presented without discount.

(2)	Mr. Alexander’s employment agreement provides for medical, dental, and other health benefits to him and his family, at no cost to him, until Mr. Alexander recovers from such disability, or Mr. Alexander attains the age of 65. Mr. Klein’s, Mr. Doherty’s, and Mr. Widmer’s employment agreements provide for one year of medical, dental, and other health benefits on the same terms, including cost sharing by the executive, as provided to the executive prior to his disability. The reported figure for Mr. Alexander reflects the estimated present value of the future premium cost of such benefits, calculated utilizing substantially the same health care cost increase assumptions we use in measuring our liability for such benefits for financial statement purposes. For purposes of this presentation, the estimated future costs were discounted at a 2.00% annual compounding rate. The figures presented for Mr. Klein, Mr. Doherty, and Mr. Widmer are presented without discount.

(3)	Mr. Alexander’s employment agreement provides for life insurance continuation benefits. Mr. Alexander receives an annual reimbursement for a whole-life policy premium through 2014 in the amount of $35,660. In addition, the employment agreement provides for the continuation of group life insurance for Mr. Alexander until the earlier of: recovering from such disability or Mr. Alexander attaining the age of 65. The reported figure in the table assumes that group term life insurance benefits will continue until Mr. Alexander attains the age of 65, with an assumed annual cost increase of 4% and a present value discount rate of 2.00% annual compounding rate. The agreement in effect for Mr. Alexander provides for salary continuation at his base salary for the first year after such disability and 66 2/3% of his base salary after the first year. Such payments continue until Mr. Alexander’s death, recovery from such disability, or the date he attains age 65. The figures shown assume any amounts owed to Mr. Alexander will be reduced by applicable short-term and long-term disability payments received from insurance carriers without discount for present value. Mr. Klein, Mr. Doherty, and Mr. Widmer are provided a salary continuation for the first year after such disability. The figures shown assume any amounts owed will be reduced by applicable short-term and long-term disability payments received from insurance carriers without discount for present value.

(4)	Each of the employment agreements provides for a lump-sum death benefit equal to one-year of base salary for each executive. The employment agreements also provide for the continuation of medical, dental, and other health benefits to the executive’s family for a period of one-year at the same terms and cost to the executive immediately prior to his death.

(5)	Each of the employment agreements provides for the lump-sum payment of: three times base salary; three times the average annual bonus/and or incentive award for three years prior to the year of termination; and the retirement contributions or payments that we would have made on the executive’s behalf, as if the executive had continued his employment for a 36-month period, based on contributions or payments made (on an annualized basis) at the date of termination.

(6)	Each of the employment agreements provides for medical, dental, and other health benefits to the executive and his family, at no cost to the executive for a period of 36 months from the date of termination. The reported figures reflect the estimated present value of the future premium cost of such benefits, calculated utilizing substantially the same health care cost increase assumptions we used in measuring our liability for such benefits for financial statement purposes. For purposes of this presentation, the estimated future costs were discounted at a 2.00% annual compounding rate.

(7)	Each of the employment agreements provides for life insurance benefits to the executive and his family, at no cost to the executive for a period of 36 months from the date of termination. Mr. Alexander receives an annual reimbursement of $35,660 for a whole-life insurance policy. Mr. Alexander, Mr. Klein, Mr. Doherty, and Mr. Widmer also participate in our group life insurance plan. The reported figures in the table assume that the reimbursement to Mr. Alexander for his whole-life insurance policy will continue for a period of three years. The reported figures also include the estimated costs of group term life insurance benefits for Mr. Alexander, Mr. Klein, Mr. Doherty, and Mr. Widmer for a three year period with an assumed annual cost increase of 4% and a present value discount rate of 2.00% compounded annually.

(8)	Under each of the employment agreements, amounts payable under a change in control are identical to those payable for “Discharge Without Cause or Resignation With Good Reason — no Change in Control” except that: (i) payments pertaining to bonus and/or incentive awards are based upon the highest annual bonus and/or incentive award earned in any of the three years preceding the year in which the termination occurs and (ii) each of the employment agreements limits the total payments to an executive to an amount that is one dollar less than three times the executive’s “base amount” as defined in Section 280G of the Internal Revenue Code. The amounts presented in the table have not been reduced to reflect any cut-back required to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.

(9)	Amounts represent the value of unvested equity awards at December 31, 2009 calculated as the sum of: (a) unvested restricted stock of 168,000 shares, 78,300 shares, 73,000 shares, 60,000 shares, and 13,300 shares for Mr. Alexander, Mr. Klein, Mr. Doherty, Mr. Widmer, and Ms. Frank, respectively, multiplied by the closing price of the Company’s common stock on December 31, 2009, of $13.52 per share; and (b) unvested stock options of 421,250 options, 205,500 options, 192,000 options, 157,750 options, and 26,500 options for Mr. Alexander, Mr. Klein, Mr. Doherty, Mr. Widmer, and Ms. Frank, respectively, multiplied by $3.58 per option. The $3.58 value of each option represents the closing price of the Company’s stock on December 31, 2009 of $13.52 per share less the option exercise price of $9.94 per share.

AUDIT-RELATED MATTERS
Audit Committee Report
     The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in its oversight of:
•	monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;

•	facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent registered public accountants, including: reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, and review of the Company’s internal auditing program.
     The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s chief financial officer, and the Company’s general counsel, and Securities and Exchange Commission counsel.
     As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2009, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. The Committee’s review included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to the Audit Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.
     In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
     Taking all of these reviews and discussions into account, the Committee members recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

     Members of the Audit Committee are: Patrick E. Scura, Jr., who serves as Chairman; Annette Catino; Gil Chapman; and Susan Lamberti.
     Policy for Approval of Audit and Permitted Non-audit Services
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving services prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expediency is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
     All audit, audit-related, and tax fees and all other fees described below were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above. The Audit Committee concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Auditor Fees and Services
     The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for 2009 and 2008, together with fees for audit-related services and tax services rendered by KPMG LLP during 2009 and 2008.
     The aggregate fees included in the Audit Fees category were fees billed or expected to be billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Audit Fees	$400,000	$360,000
Audit-Related Fees	—	—
Tax Fees	—	107,652
All Other Fees	—	—
     Audit Fees. Audit fees of $400,000 for the year ended December 31, 2009, and $360,000 for the year ended December 31, 2008, were for professional services rendered for the audits of our consolidated financial statements, review of quarterly financial information, and the internal control attestations required under the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation regulations for the years ended December 31, 2009 and 2008.
     Audit-Related Fees. No Audit Related Fees were incurred for 2009 or 2008.
     Tax Fees. Tax fees of $107,652 for the year ended December 31, 2008, were for services related to tax compliance and consultation. Tax compliance and consultation services were performed by an accounting, tax, and advisory firm, other than KPMG LLP, in 2009.
     All Other Fees. No other fees were incurred during the years ended December 31, 2009 and 2008.

PROPOSAL I — ELECTION OF DIRECTORS
     Our Board of Directors consists of nine members. Our bylaws provide that our Board of Directors shall be divided into three classes, and one class of directors is to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified.
     The Nominating and Corporate Governance Committee has nominated John R. Bowen, Gil Chapman, and John J. DePierro, to serve as directors for three-year terms. Each of the nominees is currently a member of the Board of Directors. The Board recommends a vote “FOR” each of the persons nominated by the Board of Directors.
     The table below sets forth certain information regarding the composition of our Board of Directors as of April 6, 2010. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Annual Meeting for the election of the nominees identified above. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

	Positions	Shares of Common
	Held in Northfield	Stock Beneficially
Name(1)	Bancorp, Inc.	Owned(2)	Percent of Class
John W. Alexander	Chairman of the Board, President and Chief Executive Officer	374,422(3)	*
John R. Bowen	Director	57,105(4)	*
Annette Catino	Director	83,481(5)	*
Gil Chapman	Director	61,610(6)	*
John P. Connors, Jr.	Director	57,145(7)	*
John J. DePierro	Director	50,822(8)	*
Susan Lamberti	Director	71,610(9)	*
Albert J. Regen	Director	92,100(10)	*
Patrick E. Scura, Jr.	Director	74,110(11)	*
Kenneth J. Doherty	Executive Vice President, Chief Lending Officer	160,398(12)	*
Madeline G. Frank	Senior Vice President, Corporate Secretary	50,098(13)	*
Steven M. Klein	Executive Vice President, Chief Financial Officer	160,505(14)	*
Michael J. Widmer	Executive Vice President, Operations	128,810(15)	*

*	Less than 1%.

(1)	The mailing address for each person listed is 1410 St. Georges Avenue, Avenel, New Jersey 07001.

(2)	See definition of “beneficial ownership” in the table “Voting Securities and Principal Holders Thereof.”

(3)	Includes 9,130 shares held jointly with Mr. Alexander’s spouse, 28,538 shares held in Mr. Alexander’s IRA accounts, 63,445 shares held by Mr. Alexander’s spouse, and 6,059 shares allocated to Mr. Alexander under Northfield Bank’s ESOP. Also includes 134,400 shares of unvested stock awards over which Mr. Alexander has voting control and 84,250 shares that may be acquired within 60 days by exercising options.

(4)	Includes 5,667 shares held in Mr. Bowen’s IRA account, 3,673 shares held by Mr. Bowen’s spouse, and 6,155 shares held in Northfield Bancorp Inc.’s 401(k) Plan. Also includes 22,200 shares of unvested stock awards over which Mr. Bowen has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(5)	Includes 34,771 shares held jointly with Ms. Catino’s spouse, 7,000 shares held in Ms. Catino’s IRA account, and 100 shares held in Ms. Catino’s SEP account. Also includes 22,200 shares of unvested stock awards over which Ms. Catino has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(6)	Includes 20,000 shares held jointly with Mr. Chapman’s spouse and 5,550 shares held by Mr. Chapman’s spouse. Also includes 22,200 shares of unvested stock awards over which Mr. Chapman has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(7)	Includes 13,197 shares held in Mr. Connors’ IRA accounts, 1,738 shares held jointly with Mr. Connors’ spouse, and 600 shares held by Mr. Connors’ spouse. Also includes 22,200 shares of unvested stock awards over which Mr. Connors has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(8)	Includes 5,392 shares held jointly with Mr. DePierro’s spouse. Also includes 22,200 shares of unvested stock awards over which Mr. DePierro has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(9)	All shares held jointly with Ms. Lamberti’s spouse. Also includes 22,200 shares of unvested stock awards over which Ms. Lamberti has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(10)	Includes 13,200 shares held jointly with Mr. Regen’s spouse and 14,682 shares held by Mr. Regen’s spouse. Also includes 22,200 shares of unvested stock awards over which Mr. Regen has voting control.

(11)	Includes 22,200 shares of unvested stock awards over which Mr. Scura has voting control and 13,860 shares that may be acquired within 60 days by exercising options.

(12)	Includes 18,366 shares held jointly with Mr. Doherty’s spouse, 1,549 shares held as custodian for Mr. Doherty’s child, 3,368 shares held by Mr. Doherty’s spouse, 24,892 shares held in Northfield Bank’s 401(k) Plan, and 6,059 shares allocated to Mr. Doherty under Northfield Bank’s ESOP. Also includes 58,400 shares of unvested stock awards over which Mr. Doherty has voting control and 38,400 shares that may be acquired within 60 days by exercising options.

(13)	Includes 2,050 shares held by Ms. Frank’s child, 14,981 shares held in Northfield Bank’s 401(k) Plan, and 4,467 shares allocated to Ms. Frank under Northfield Bank’s ESOP. Also includes 10,640 shares of unvested stock awards over which Ms. Frank has voting control and 5,300 shares that may be acquired within 60 days by exercising options.

(14)	Includes 24,751 shares held in Northfield Bank’s 401(k) Plan and 6,059 shares allocated to Mr. Klein under Northfield Bank’s ESOP. Also includes 62,640 shares of unvested stock awards over which Mr. Klein has voting control and 41,100 shares that may be acquired within 60 days by exercising options.

(15)	Includes 10,000 shares held jointly with Mr. Widmer’s spouse, 6,700 shares held by Mr. Widmer’s spouse, 4,203 shares held in Mr. Widmer’s IRA account, 14,921 shares held in Northfield Bank’s 401(k) Plan, and 5,833 shares allocated to Mr. Widmer under Northfield Bank’s ESOP. Also includes 48,000 shares of unvested stock awards over which Mr. Widmer has voting control and 31,550 shares that may be acquired within 60 days by exercising options.
PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our independent registered public accounting firm for the year ended December 31, 2009, was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2010, subject to the ratification of the engagement by our stockholders as required by our Bylaws. At the Annual Meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2010. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions and to make a statement if they so desire.
     Although stockholder ratification of the independent registered public accounting firm is required by our Bylaws, even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Northfield Bancorp, Inc. and its stockholders.
     In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.
     The Audit Committee of the Board of Directors recommends a vote “FOR” the ratification of kpmg llp as the independent registered public accounting firm for the year ending December 31, 2010.
OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Northfield Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4, and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director, or 10% beneficial owner of the shares of common stock to file a Form 3, 4, or 5 on a timely basis. Based on our review of such ownership reports, we believe that no officer, director or 10% beneficial owner of Northfield Bancorp, Inc. failed to file such ownership reports on a timely basis for the year ended December 31, 2009.

Proxy Solicitation Costs
     The cost of solicitation of proxies will be borne by Northfield Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers, and regular employees may solicit proxies personally, by telegraph, telephone, or other forms of communication without additional compensation. Our Annual Report on Form 10-K for the year ended December 31, 2009, has been mailed or made available online to all stockholders of record as of April 6, 2010. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing us.
Other Matters
     The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS
     The Notice and Proxy Statement, Annual Report on Form 10-K, Summary Annual Report and Proxy Card are available at www.eNorthfield.com.

BY ORDER OF THE BOARD OF DIRECTORS

Madeline G. Frank
Senior Vice President, Corporate Secretary

Avenel, New Jersey
April 28, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NORTHFIELD BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 26, 2010
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints the full Board of Directors (other than those listed as nominees in this proxy), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Northfield Bancorp, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314 at 10:00 a.m. (local time) on May 26, 2010. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

			With-	For All
		For	hold	Except
1.	The election as Directors of all nominees listed below each to serve for a three-year term	☐	☐	☐

John R. Bowen	Gil Chapman	John J. DePierro
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ended December 31, 2010.	☐	☐	☐
     The Board of Directors recommends a vote “FOR” each of the listed proposals.
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.	è	☐

   Detach above card, sign, date and mail in postage paid envelope provided.
NORTHFIELD BANCORP, INC.
     Should the above signed be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Northfield Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Northfield Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.
     The above signed acknowledges receipt from Northfield Bancorp, Inc. prior to the execution of this proxy of notice of the annual meeting, audited financial statements and a proxy statement dated April 28, 2010.
     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
The Notice and Proxy Statement, Annual Report on Form 10-K, Summary
Annual Report and Proxy Card are available at http://www.enorthfield.com.
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